Exhibit 5.1

June 8, 2021

NightFood Holdings, Inc.

520 White Plains Road - Suite 500

Tarrytown, NY 10591

Re:	Registration Statement on Form S-1

Registration No.: 333-256548

Ladies and Gentlemen:

We have acted as counsel for NightFood Holdings, Inc. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, Registration No.: 333-256548 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the registration of the resale of an aggregate of 51,200,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as follows: (a) 22,575,000 shares of Common Stock upon the conversion of the Company’s outstanding 4,515 shares of Series B Preferred Stock (the “B Preferred”); (b) 22,575,000 shares of Common Stock upon the exercise in full for cash of common stock purchase warrants expiring April 16, 2026 (the “Preferred Warrants”), which are issuable upon conversion of the B Preferred; and (c) 6,050,000 shares of Common Stock upon the exercise in full for cash of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026 (the “Compensatory Warrants”).

The Shares are being registered on behalf of certain persons or entities identified in the Registration Statement. The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

June 8, 2021

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued upon, as the case may be, (a) conversion of the B Preferred in accordance with the terms thereof, (b) conversion of the B Preferred and exercise of the Preferred Warrants in accordance with the respective terms thereof and (c) exercise of the Compensatory Warrants in accordance with the terms thereof, in each case will be duly and validly authorized, validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States and (iii) Chapter 78 of Nevada Revised Statutes. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.
RUSKIN MOSCOU FALTISCHEK, P.C.